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                        EXHIBIT 11


          COMPUTATION OF NET EARNINGS PER COMMON
               AND COMMON EQUIVALENT SHARE
For the three months ended November 30, 1997 and November
                         30, 1996
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

                                               November       November
                                                 1997           1996

PRIMARY EARNINGS PER SHARE:
  Shares*


     Average shares outstanding                34,478,79      34,142,3
                                                       5            40

     Net average additional shares
outstanding
     assuming dilutive stock options
exercised
     and proceeds used to purchase treasury
stock
     at average market price                   1,582,953      1,407,20
                                                                     8


     Average number of common and common
     equivalent shares outstanding             36,061,74      35,549,5
                                                       8            48



  Net Earnings


     Net earnings for primary earnings per     $2,712,00      $2,065,0
share                                                  0            00



Primary Earnings Per Share*                        $0.08         $0.06



*Earnings per share and all share amounts have been adjusted to reflect the two-for-one split of the
  Common Stock to holders of record July 25, 1997.
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